Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Monica Kendrick	Derek Davis
574-372-4989	574-372-4250
monica.kendrick@zimmerbiomet.com	derek.davis@zimmerbiomet.com

Barbara Goslee 574-371-9449 barb.goslee@zimmerbiomet.com

Zimmer Biomet Announces Appointment of Bryan C. Hanson

as President and Chief Executive Officer

(WARSAW, IN) December 19, 2017—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global leader in musculoskeletal healthcare, today announced that Bryan C. Hanson has been appointed President and Chief Executive Officer and a member of the Board of Directors, effective today. Daniel P. Florin, who has served as Interim CEO since July 11, 2017, will continue in his role as Senior Vice President and Chief Financial Officer.

Larry C. Glasscock, Chairman of the Zimmer Biomet Board of Directors, stated, “On behalf of the Board, I am thrilled to welcome Bryan to the Zimmer Biomet team. The Board of Directors, with the assistance of a leading executive search firm, carefully identified, evaluated and interviewed a number of highly-qualified candidates and concluded that Bryan is the best fit to lead the Company. Bryan is a proven executive with a track record of successfully leading, growing and transforming global medical device businesses to achieve higher levels of innovation, commercial success and profitability. This leadership announcement comes at an important time in Zimmer Biomet’s history, and we look forward to working closely with Bryan to further leverage our leading portfolio of technologies, solutions and personalized services to enhance stockholder value.”

Mr. Hanson joins Zimmer Biomet with more than 20 years of experience in the medical device industry. Most recently, he served as a member of Medtronic’s Executive Committee and as the Executive Vice President and President of Medtronic’s Minimally Invasive Therapies Group, where he oversaw and provided strategic direction to this approximately $9 billion business. Prior to Medtronic, Mr. Hanson served in a number of executive roles of increasing responsibility. In 2013, he was named Group President of Covidien’s Medical Devices business. In 2011, as Surgical Solutions Group President, Mr. Hanson transformed two of Covidien’s largest divisions—Energy-based Devices and Surgical Devices—into one global business unit. Mr. Hanson also serves on the board of AmeriCares, an emergency response and global health organization committed to saving lives and building healthier futures for people in crisis.

Mr. Hanson stated, “I am honored and excited to join the talented team at Zimmer Biomet. I have long admired Zimmer Biomet, including its strong brand, commercial excellence and market-leading salesforce, healthy portfolio of marquee products and strong innovation pipeline. I share the Company’s purpose of improving the quality of life for patients and I look forward to deeply familiarizing myself with Zimmer Biomet’s global operations to ensure we have the right foundation in place to support our customers and the patients they serve around the world, while driving sustained shareholder value.”

Mr. Florin commented, “It has been a privilege to lead the Zimmer Biomet organization as Interim CEO. I join the rest of the management team in welcoming Bryan, and I am confident the Company will thrive under his leadership.”

Mr. Glasscock added, “On behalf of everyone at Zimmer Biomet, I want to thank Dan for serving as the Company’s Interim CEO for the past five months. We are grateful that Dan assumed this role at such an important time, and we look forward to continuing to benefit from his expertise through his ongoing service as CFO.”

About Zimmer Biomet

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com, or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Zimmer Biomet’s expectations, plans, prospects, and product and service offerings. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this release.

ZBH-Corp